UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 21, 2004

METRIS COMPANIES INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12351	41-1849591
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10900 Wayzata Boulevard, Minnetonka, Minnesota		55305
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(952) 525-5020

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 21, 2004, Metris Companies Inc. entered into a First Amendment to its Senior Secured Credit Agreement dated as of May 6, 2004. The First Amendment was executed by Metris, the lenders signatory to the First Amendment, and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent for the lenders.

The First Amendment amended the Credit Agreement as follows:

· it amended the available liquidity covenant under the Credit Agreement such that, rather than requiring that the liquidity amount (as defined in the Credit Agreement) be at least $325,000,000 at any time, it now requires that the liquidity amount be at least 1.08 times the principal balance of the term loans outstanding under the Credit Agreement;

· it amended provisions in the Credit Agreement that relate to exceptions to the general limitations on additional indebtedness and the payment thereof such that those provisions, which had permitted an exception for Metris’ 10.125% senior notes due in 2006 and a separate $5,000,000 basket, now permit early payment of Metris’ 10.125% senior notes due in 2006 and incurrence of unsecured indebtedness in an aggregate amount of $155,000,000; and

· it amended the negative covenant under the Credit Agreement regarding amendments to material documents to include a provision that would permit amendments or waivers to the indenture applicable to Metris’ 10.125% senior notes due in 2006 to permit the optional redemption of those notes at par prior to July 15, 2005.

Metris believes that the First Amendment may assist it in meeting its goal of reducing its interest expense going forward.

Certain parties to the Credit Agreement, including Goldman, Sachs & Co. and Deutsche Bank Trust Company Americas and their respective affiliates, have from time to time performed, and may in the future perform, various financial advisory and investment banking services for Metris and its affiliates, for which they have received or will receive customary fees and expenses. Certain of these parties and their affiliates also have arranged or participated in conduit lending facilities for the Metris Master Trust.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRIS COMPANIES INC.

December 27, 2004	By:	William A. Houlihan

Name: William A. Houlihan
Title: Chief Financial Officer